Exhibit (a)(5)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Exchange Offer is made solely by the Prospectus, dated January 29, 2020, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all INXN shareholders resident outside the European Economic Area, with the exception of persons residing in the European Economic Area that are qualified investors as defined in the Prospectus Regulation (Regulation (EU) 2017/1129) and certain eligible employees of INXN. DLR is not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If DLR becomes aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law, DLR will make a good faith effort to comply with any such law. If, after such good faith effort, DLR cannot comply with any such law, the Exchange Offer will not be made to (nor will tenders of INXN Shares be accepted from or on behalf of) the INXN shareholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of DLR by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Notice of Offer to Exchange

Any and All Outstanding

Ordinary Shares, Nominal Value €0.10 per share

Of

InterXion Holding N.V.

for Common Stock, par value $0.01 per share, of

Digital Realty Trust, Inc.

THE EXCHANGE OFFER WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON MARCH 9, 2020, UNLESS THE EXCHANGE OFFER IS EXTENDED (SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED. INXN SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

Digital Intrepid Holding B.V. (formerly known as DN 39J 7A B.V.), a private limited liability company organized under the laws of the Netherlands (“Buyer”) and an indirect subsidiary of Digital Realty Trust, Inc., a Maryland corporation (“DLR”), is offering to purchase all of the outstanding ordinary shares of InterXion Holding N.V., a public limited liability company organized under the laws of the Netherlands (“INXN”), nominal value €0.10 per share (“INXN Shares,” such references including fractional shares of INXN, nominal value €0.02 per fractional share, provided that a fractional share will be treated for purposes of the definition of INXN Share as one-fifth (1/5th) of an outstanding ordinary share, nominal value €0.10 per share) in exchange for 0.7067 shares of common stock of DLR, par value $0.01 (“DLR Common Stock”), per INXN Share (the “Offer Consideration”), upon the terms and subject to the conditions set forth in the Exchange Offer Prospectus, dated January 29, 2020 (the “Prospectus”) and the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the “Exchange Offer”). Tendering INXN shareholders who have INXN Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC (the “Exchange Agent”) will not be obligated to pay brokerage fees, commissions, or similar expenses. Tendering INXN shareholders who own INXN Shares through a broker, dealer, commercial bank, trust company, or other nominee should consult with such institution as to whether it charges any service fees or commissions for tendering INXN Shares on their behalf.

DLR, Buyer and INXN have entered into a purchase agreement, dated as of October 29, 2019, as amended on January 23, 2020 (as it may be further amended from time to time, the “Purchase Agreement”), pursuant to which, among other things, (i) Buyer shall commence the Exchange Offer, and (ii) DLR and INXN and their respective subsidiaries, as applicable, shall effectuate or cause to be effectuated a corporate reorganization of INXN and its subsidiaries, which may comprise, at Buyer’s election, one or more of the actions described within the Prospectus which utilizes processes available to Buyer under Dutch law aimed at ensuring that Buyer or one of its affiliates becomes the owner of all or substantially all of INXN’s business operations from and after the consummation of such corporate reorganization (the “Post-Offer Reorganization”). Provided the required resolutions are adopted at INXN’s EGM (defined below) or subsequent EGM, upon completion of the transactions contemplated by the Purchase Agreement (including the Exchange Offer and the Post-Offer Reorganization) (the “Closing”), Buyer will own either one hundred percent (100%) of INXN’s equity or one hundred percent (100%) of INXN’s assets and former INXN shareholders will own approximately twenty percent (20%) of the outstanding DLR Common Stock.

The board of directors of DLR (the “DLR Board”) has unanimously approved the Exchange Offer and the Purchase Agreement and unanimously recommends that DLR stockholders approve the issuance of shares of DLR Common Stock in connection with the transactions contemplated by the Purchase Agreement (including the Exchange Offer and the Post-Offer Reorganization).

Buyer’s obligation to purchase INXN Shares validly tendered and not properly withdrawn pursuant to the Exchange Offer is subject to the satisfaction or waiver of various closing conditions, including (a) a number of INXN Shares having been validly tendered and not properly withdrawn that would allow Buyer to acquire at least eighty percent (80%) of the outstanding INXN Shares on a fully-diluted and as-converted basis at the closing of the Exchange Offer (the “Minimum Condition”); provided DLR or Buyer may reduce the Minimum Condition to sixty-six and two-thirds percent (66 2/3%); (b) certain required regulatory approvals shall have been received and be in full force and effect or their relevant waiting periods (and any extension thereof) shall have expired or been terminated (collectively, the “Required Approvals”); (c) the absence of any applicable law or order of a governmental authority prohibiting, rendering illegal or enjoining the consummation of the Exchange Offer or the other transactions contemplated by the Purchase Agreement; (d) the accuracy of the representations and warranties of INXN contained in the Purchase Agreement (subject to certain materiality standards); (e) INXN’s material compliance with its covenants contained in the Purchase Agreement; (f) there not having been a material adverse effect on INXN following the execution of the Purchase Agreement (subject to certain exceptions); (g) the resignation of certain existing members of the board of directors of INXN (the “INXN Board”); (h) the adoption of resolutions at the extraordinary general meeting of INXN (“EGM”) or at a subsequent EGM providing for, among other things, the approval of certain processes available to Buyer under Dutch law to consummate the Post-Offer Reorganization, and the appointment of Buyer and DLR designees to the INXN Board effective upon the Closing, and receipt of the Parent Stockholder Approval (as defined in the Purchase Agreement) at the Parent Stockholder Meeting (as defined in the Purchase Agreement); (i) a certificate of INXN having been delivered to Buyer certifying as to the satisfaction of certain Exchange Offer conditions; (j) the Purchase Agreement not having been terminated in accordance with its terms; (k) the Prospectus having been declared effective by the Securities and Exchange Commission (the “SEC”) and a stop order suspending the effectiveness of the Prospectus not having been issued; and (l) the shares of DLR Common Stock to be issued in connection with the Exchange Offer having been approved for listing on the New York Stock Exchange (the “NYSE”).

If Buyer makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if it waives a material condition to the Exchange Offer, including reducing the Minimum Condition, Buyer will disseminate additional Exchange Offer materials and extend the Exchange Offer by five (5) or ten (10) business days, to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Buyer may extend the Exchange Offer to such other date and time as may be agreed in writing by Buyer, DLR and INXN, and Buyer shall extend the Exchange Offer for any minimum period as required by the SEC or the NYSE rules applicable to the Exchange Offer. Buyer shall also extend the Exchange Offer on one or more occasions in consecutive periods of at least five (5) business days and up to ten (10) business days each if, at the then-scheduled Expiration Time, any condition to the Exchange Offer has not been satisfied or waived, in order to permit satisfaction of such condition, or for periods of up to twenty (20) business days in case of the Required Approvals condition if such condition is not reasonably likely to be satisfied within such ten (10) business-day extension period. Buyer shall not be required or permitted (without consent of INXN) to extend the Exchange Offer on more than three (3) occasions if the sole remaining unsatisfied condition to the Exchange Offer is the Minimum Condition, and Buyer shall not be required to extend the Exchange Offer beyond October 29, 2020 (the “End Date”, which may be extended in accordance with the Purchase Agreement). If INXN elects to hold a subsequent EGM, then Buyer shall extend the Exchange Offer until the date that is six (6) business days after the date of the subsequent EGM. Irrespective of whether INXN holds a subsequent EGM, following the time of acceptance for payment in connection with the Exchange Offer (the “Acceptance Time’), in the event the eighty-percent (80%) Minimum Condition has been met, Buyer shall provide a subsequent offering period, in accordance with Rule 14d-11 promulgated under the Exchange Act of not less than three (3) business days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act). In the event that DLR or Buyer elects to reduce the Minimum Condition to sixty-six and two-thirds percent (66 2/3%), Buyer will provide a subsequent offering period; however, Buyer will not provide a subsequent offering period if DLR or Buyer elects to reduce the Minimum Condition to sixty-six and two-thirds percent (66 2/3%) at the then-scheduled Expiration Time, and the number of INXN Shares that have been tendered in accordance with the terms of the Exchange Offer, and not properly withdrawn, together with the INXN Shares then owned by DLR or its affiliates, represents at least sixty-six and two-thirds percent (66 2/3%) of the outstanding INXN Shares on a fully-diluted and as-converted basis; but Buyer will announce the decision to reduce the minimum condition in a manner reasonably calculated to inform INXN shareholders of the reduction and Buyer shall extend the Exchange Offer for a period of five (5) business days (with such period to end at 12:01 a.m. (New York City time) immediately following the end of the last business day of such period) following such announcement. Any extension of the Exchange Offer will be followed by a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the day on which the Exchange Offer was otherwise scheduled to expire. Without limiting the manner in which Buyer may choose to make any public announcement, Buyer currently intends to make announcements regarding the Exchange Offer by issuing a press release and making an appropriate filing with the SEC.

Eligible INXN shareholders have until the Expiration Time to exchange their INXN Shares for shares of DLR Common Stock. Buyer is not providing for guaranteed delivery procedures, and therefore INXN shareholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company ( “DTC”) and the Exchange Agent prior to the Expiration Time.

INXN shareholders must tender their INXN Shares in accordance with the procedures set forth in the Prospectus. If INXN shareholders hold INXN Shares that are directly registered in their own name in INXN’s shareholders register, including if they are a record holder and hold shares in book-entry form on the books of INXN’s transfer agent, the following must be received by the Exchange Agent at one of its addresses set forth in the Letter of Transmittal prior to the Expiration Time: (a) the Letter of Transmittal, properly completed and duly executed, and (b) any other documents required by the Letter of Transmittal. If INXN shareholders hold INXN Shares in “street” name that are being tendered by book-entry transfer into an account maintained at DTC, the following must be received by the Exchange Agent, at one of its addresses set forth in the Letter of Transmittal prior to the Expiration Time: (a) the Letter of Transmittal, properly completed and duly executed, or an agent’s message; (b) a book-entry confirmation from DTC; and (c) any other required documents. If eligible INXN shareholders hold INXN Shares through a broker, dealer, commercial bank, trust company or other nominee, they must contact their broker, dealer, commercial bank, trust company or other nominee and give instructions that their INXN Shares be tendered.

An INXN shareholder may properly withdraw INXN Shares tendered pursuant to the Exchange Offer at any time prior to the Expiration Time. On and after the time of the closing of the Exchange Offer, INXN shareholders that have tendered their INXN Shares pursuant to the Exchange Offer will no longer be able to withdraw their INXN Shares and tenders of INXN Shares made pursuant to the Exchange Offer will be irrevocable; provided, that, if Buyer has not yet accepted INXN Shares tendered for exchange, any INXN shareholder may withdraw its tendered INXN Shares after the sixtieth (60th) day following commencement of the Exchange Offer pursuant to Section 14(d)(5) of the Exchange Act.

Immediately following the Expiration Time, Buyer will accept for exchange and, by the third business day following the Expiration Time, deliver the Offer Consideration (by delivery by Buyer of shares of DLR Common Stock to the Exchange Agent) for all INXN Shares validly tendered and not properly withdrawn pursuant to the Exchange Offer as of the Expiration Time.

The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act is contained in the Prospectus and is incorporated herein by reference.

INXN has provided Buyer with INXN’s eligible shareholder lists and security position listings for the purposes of disseminating the Prospectus and related Letter of Transmittal (and related documents) to INXN shareholders. The Prospectus, related Letter of Transmittal and other related documents will be mailed to eligible record holders of INXN Shares whose names appear on INXN’s shareholder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of those nominees, appear on INXN’s shareholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to eligible beneficial owners of INXN Shares.

The exchange of INXN Shares for shares of DLR Common Stock and any cash (including cash in lieu of fractional shares of DLR Common Stock) pursuant to the Exchange Offer will be a taxable transaction for U.S. federal income tax purposes for U.S. holders of INXN Shares and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Eligible INXN shareholders that do not tender their INXN Shares in the Exchange Offer will generally be subject to Dutch dividend withholding tax. INXN shareholders who receive shares of DLR Common Stock or cash (including cash in lieu of fractional shares of DLR Common Stock) pursuant to the Exchange Offer or in the Compulsory Acquisition (as defined in the Purchase Agreement), as applicable, generally will not be subject to Dutch dividend withholding tax. INXN shareholders are urged to consult with their own tax advisors as to the particular tax consequences of the Exchange Offer and the Post-Offer Reorganization to them.

The Prospectus and related Letter of Transmittal, DLR’s Tender Offer Statement on Schedule TO and INXN’s Solicitation/Recommendation Statement on Schedule 14D-9, each filed with the SEC in connection with the Exchange Offer, contain important information and each such document should be read carefully before any decision is made with respect to the Exchange Offer.

Questions and requests for assistance or for copies of the Prospectus and the related Letter of Transmittal, and other Exchange Offer materials, may be directed to the Information Agent as set forth below, and copies will be furnished promptly at DLR’s expense. INXN shareholders may also contact their broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer. No fees or commissions will be paid to brokers, dealers or other persons (other than the Exchange Agent and Information Agent) for soliciting tenders of INXN Shares pursuant to the Exchange Offer.

The Information Agent for the Exchange Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Call Collect (212) 297-0720

Call Toll-Free (877) 629-6356

Email: DLR@okapipartners.com

The Exchange Agent for the Exchange Offer is:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Call Collect (718) 921-8317

Call Toll-Free (877) 248-6417

January 29, 2020